Exhibit 99.1

Contact:
Matt Juneau	225.388.7940

Albemarle reports third quarter 2015 results

BATON ROUGE, LA - November 4, 2015 –

Third quarter 2015 highlights:

•	Adjusted earnings of $0.90 per share.

•	Three core business units grew adjusted EBITDA by 8% versus prior year, and achieved adjusted EBITDA margins of 31%, excluding unfavorable currency exchange impacts.

•	Actions to date will result in approximately $60 million in 2015 acquisition synergies, exceeding previous expectations.

•	Full year EPS guidance at $3.65 to $3.80; within prior guidance range.

•	In October, refinanced $1.25 billion of 4.625% senior notes assumed from Rockwood at lower rate.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
In thousands, except per share amounts	2015	2014	2015	2014
Net sales	$905,093	$642,418	$2,720,982	$1,846,982
Adjusted EBITDA	$234,996	$144,604	$730,705	$425,322
Net income from continuing operations	$70,872	$88,019	$177,387	$243,427
Net income attributable to Albemarle Corporation	$65,392	$72,794	$160,654	$151,824
Diluted earnings per share	$0.58	$0.93	$1.44	$1.91
Non-operating pension and OPEB items(a)	—	0.01	(0.03)	0.11
Special items(b)	0.32	0.12	1.49	0.32
Discontinued operations(c)	—	0.08	—	0.87
Adjusted diluted earnings per share(d)	$0.90	$1.14	$2.91	$3.21

See accompanying notes (a) through (d) to the condensed consolidated financial information and non-GAAP reconciliations.

Albemarle Corporation (NYSE: ALB) reported third quarter 2015 earnings of $65.4 million, or $0.58 per diluted share, compared to third quarter 2014 earnings of $72.8 million, or $0.93 per diluted share. Third quarter 2015 adjusted earnings were $100.9 million, or $0.90 per diluted share, compared to $89.5 million, or $1.14 per diluted share, for the third quarter of 2014 (see notes to the condensed consolidated financial information). The Company reported net sales of $905.1 million in the third quarter of 2015, up from net sales of $642.4 million in the third quarter of 2014, driven primarily by the acquisition of Rockwood Holdings, Inc. (“Rockwood”), which closed January 12, 2015, partly offset by the impact of lower sales volumes and unfavorable currency exchange impacts.

Earnings for the nine months ended September 30, 2015 were $160.7 million, or $1.44 per diluted share, compared to $151.8 million, or $1.91 per diluted share, for the same period in 2014. Adjusted earnings for the nine months ended September 30, 2015 (including $52.4 million in non-cash currency exchange transaction gains from the first quarter) were $323.2 million, or $2.91 per diluted share, compared to $254.7 million, or $3.21 per diluted share, for 2014. Net sales for the nine months ended September 30, 2015 were $2.72 billion, up from net sales of $1.85 billion, driven primarily by the acquisition of Rockwood, partly offset by the impact of lower sales volumes and unfavorable currency exchange impacts.

“Albemarle’s core businesses continued to perform well in the third quarter. Through the first nine months of 2015, these businesses delivered 8% adjusted EBITDA growth and 30% margin rates on a constant currency basis,” said Albemarle’s President and CEO, Luke Kissam. “Our integration synergies have exceeded expectations to date, and our free cash flow remains in-line with prior guidance.”

The acquisition of Rockwood was completed on January 12, 2015 for a purchase price of approximately $5.7 billion. The cash consideration was funded with proceeds from senior notes the Company issued in 2014 and borrowings under the Company’s term loan credit agreement, cash bridge facility and revolving credit agreement. The results of Rockwood from January 1, 2015 to January 12, 2015 (“stub period”) are excluded from the year-to-date financial results presented herein. Excluded net sales and adjusted EBITDA for the stub period were $33.2 million and $3.4 million, respectively.

Quarterly Segment Results

In order to provide a meaningful comparison of the results of operations, where applicable, segment results for the third quarter and nine months ended September 30, 2015 are compared to pro forma segment results for the comparative periods of 2014. The 2014 pro forma segment results are based on the historical combined consolidated financial statements of Albemarle and Rockwood and were prepared to illustrate the effects of the integration of the Rockwood business, as well as the first quarter 2015 change in reporting structure. This supplemental pro forma financial information is also located on the Company’s website and in Albemarle’s Current Report on Form 8-K which was filed on April 13, 2015.

Performance Chemicals reported net sales of $399.5 million in the third quarter of 2015, a decrease of 4.2% from third quarter 2014 pro forma net sales of $417.1 million. Net sales were impacted by $16.6 million of unfavorable currency exchange impacts as compared to the prior year. The remaining $1.0 million decrease in net sales was predominantly due to lower sales volumes for Bromine almost fully offset by higher Lithium and Performance Catalyst Solutions (“PCS”) sales volumes and favorable pricing in Bromine, Lithium and PCS. Adjusted EBITDA for Performance Chemicals was $136.2 million, an increase of 6.2% from third quarter 2014 pro forma results of $128.2 million. Adjusted EBITDA was impacted by $5.9 million of unfavorable currency exchange impacts as compared to the prior year. The remaining $13.9 million increase in adjusted EBITDA was primarily driven by favorable Bromine, Lithium and PCS pricing as well as earnings from our Talison joint venture, offset slightly by lower overall sales volumes.

Refining Solutions generated net sales of $185.1 million in the third quarter of 2015, a decrease of 15.5% from net sales of $219.0 million in the third quarter of 2014. Net sales were impacted by $9.1 million of unfavorable currency exchange impacts as compared to the prior year. The remaining $24.8 million decrease in net sales was primarily driven by unfavorable Clean Fuels Technology volumes and price partly offset by favorable Heavy Oil Upgrading volumes. Adjusted EBITDA for Refining Solutions was $54.5 million in the third quarter of 2015, a decrease of 11.6% from third quarter 2014 results of $61.7 million. Adjusted EBITDA was impacted by $3.3 million of unfavorable currency exchange impacts as compared to the prior year. The remaining $3.9 million decrease in adjusted EBITDA was primarily due to lower Clean Fuels Technology sales volumes and price partly offset by favorable Heavy Oil Upgrading volumes.

Chemetall® Surface Treatment reported net sales of $211.9 million in the third quarter of 2015, an increase of 1.5% from third quarter 2014 pro forma net sales of $208.8 million. Net sales were impacted by $26.3 million of unfavorable currency exchange impacts as compared to the prior year. The remaining $29.4 million increase in net sales was primarily due to increased sales volumes related to the acquisition of the remaining shares of the Chemetall Shanghai joint venture in February of this year and favorable pricing. Adjusted EBITDA for Chemetall Surface Treatment was $53.9 million in the third quarter of 2015, an increase of 4.7% from third quarter 2014 pro forma results of $51.5 million. Adjusted EBITDA was impacted by $5.5 million of unfavorable currency exchange impacts as compared to the prior year. The remaining $7.9 million increase in adjusted EBITDA was primarily due to higher overall sales volumes and favorable pricing offset slightly by increased selling, general, and administrative expenses primarily associated with the Chemetall Shanghai joint venture acquisition.

All Other net sales were $102.2 million in the third quarter of 2015, a decrease of 32.3% from pro forma net sales of $151.1 million in the third quarter of 2014. Net sales were impacted by $12.9 million of unfavorable currency exchange impacts as compared to the prior year. The remaining $36.0 million decrease in net sales was primarily due to unfavorable Fine Chemistry Services volumes. All Other adjusted EBITDA was $6.3 million in the third quarter of 2015, a decrease of 77.2% from third quarter 2014 pro forma results of $27.4 million. Adjusted EBITDA was impacted by $1.4 million of unfavorable currency exchange impacts as compared to the prior year. The remaining $19.7 million decrease in adjusted EBITDA was primarily due to lower Fine Chemistry Services sales volumes offset slightly by lower selling, general and administrative expenses.

In summary, total net sales of $905.1 million, a decrease of $93.6 million or 9.4% from third quarter 2014 pro forma net sales of $998.7 million, was unfavorably impacted by currency exchange of $64.9 million. Excluding currency exchange impacts, net sales for the period would have been down 2.9% as compared to the prior year. Total adjusted EBITDA of $235.0 million, a decrease of $1.2 million or 0.1% from third quarter 2014 pro forma adjusted EBITDA of $236.2 million, was unfavorably impacted by currency exchange of $16.5 million (including $0.4 million of unfavorable foreign currency exchange impacts on Corporate results). Excluding currency exchange impacts, adjusted EBITDA for the period would have been up 6.5% as compared to the prior year.

Corporate Results

Corporate adjusted EBITDA was $(15.9) million in the third quarter of 2015 compared to $(32.6) million pro forma adjusted EBITDA in the third quarter of 2014. The $16.7 million improvement is primarily related to achieved synergies.

Income Taxes

Our adjusted effective income tax rates, which exclude discontinued operations, special and non-operating pension and OPEB items, were 26.6% and 18.9% for the third quarter of 2015 and 2014, respectively. Our effective tax rate continues to be influenced by the level and geographic mix of income, and benefits from a favorable mix of income in lower tax jurisdictions. The effective tax rate increase compared to the prior year is primarily driven by the Rockwood acquisition, which caused a reduction in various benefits in our effective tax rate.

Cash Flow

Our cash flow from operations was approximately $316.9 million for the nine months ended September 30, 2015, down 26% versus the same period in 2014 primarily due to significant cash expenses in the current period related to the Rockwood acquisition, including acquisition fees, costs to deliver synergy projects, and tax payments to repatriate cash from overseas. We had $234.5 million in cash and cash equivalents at September 30, 2015 as compared to $2.5 billion at December 31, 2014. Cash on hand, cash provided by operations, a return of capital from an unconsolidated investment and proceeds from borrowings funded $2.1 billion for acquisitions, $164.6 million of capital expenditures for plant, machinery and equipment and dividends to shareholders of $86.8 million during the nine months ended September 30, 2015.

Outlook

The outlook for the full year results reflects continued strength in Lithium and Performance Catalyst Solutions, and on track results in Refining Solutions and Chemetall Surface Treatment. However, the outlook is impacted by a lower forecast for Fine Chemistry Services. Full year adjusted EBITDA is now expected to range from $940 million to $960 million; adjusted EPS is expected to be $3.65 to $3.80; adjusted free cash flow is expected to range from $475 million to $525 million.

Earnings Call

The Company’s performance for the third quarter ended September 30, 2015 will be discussed on a conference call at 9:00 AM Eastern time on November 5, 2015. The call can be accessed by dialing 888-713-4214 (International Dial-In # 617-213-4866), and entering conference ID 93072672. The Company’s earnings presentation and supporting material can be accessed through Albemarle’s website under Investors at www.albemarle.com.

About Albemarle

Albemarle Corporation, headquartered in Baton Rouge, Louisiana, is a premier specialty chemicals company with leading positions in attractive end markets around the world. With a broad customer reach and diverse end markets, Albemarle develops, manufactures and markets technologically advanced and high value added products, including lithium and lithium compounds, bromine and bromine derivatives, catalysts and surface treatment chemistries used in a wide range of applications including consumer electronics, flame retardants, metal processing, plastics, contemporary and alternative transportation vehicles, refining, pharmaceuticals, agriculture, construction and custom chemistry services. Albemarle is focused on delivering differentiated, performance-based technologies that deliver innovative and sustainable solutions to its customers. The Company employs approximately 6,900 people and serves customers in approximately 100 countries. Albemarle regularly posts information to www.albemarle.com, including notification of events, news, financial performance, investor presentations and webcasts, Regulation G reconciliations, SEC filings and other information regarding the Company, its businesses and the markets it serves.

Forward-Looking Statements

Some of the information presented in this press release and the conference call and discussions that follow, including, without limitation, statements with respect to the transaction with Rockwood and the anticipated consequences and benefits of the transaction, product development, changes in productivity, market trends, price, expected growth and earnings, input costs, surcharges, tax rates, stock repurchases, dividends, cash flow generation, costs and cost synergies, portfolio diversification, economic trends, outlook and all other information relating to matters that are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ materially. Factors that could cause actual results to differ materially include, without limitation: changes in economic and business conditions; changes in financial and operating performance of our major customers and industries and markets served by us; the timing of orders received from customers; the gain or loss of significant customers; competition from other manufacturers; changes in the demand for our products; limitations or prohibitions on the manufacture and sale of our products; availability of raw materials; changes in the cost of raw materials and energy; changes in our markets in general; fluctuations in foreign currencies; changes in laws and government regulation impacting our operations or our products; the occurrence of claims or litigation; the occurrence of natural disasters; the inability to maintain current levels of product or premises liability insurance or the denial of such coverage; political unrest affecting the global economy; political instability affecting our manufacturing operations or joint ventures; changes in accounting standards; the inability to achieve results from our global manufacturing cost reduction initiatives as well as our ongoing continuous improvement and rationalization programs; changes in the jurisdictional mix of our earnings and changes in tax laws and rates; changes in monetary policies, inflation or interest rates; volatility and substantial uncertainties in the debt and equity markets; technology or intellectual property infringement; decisions we may make in the future; the ability to successfully operate and integrate Rockwood’s operations and realize estimated synergies; and the other factors detailed from time to time in the reports we file with the SEC, including those described under “Risk Factors” in the joint proxy statement / prospectus we filed in connection with the transaction with Rockwood, and in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. These forward-looking statements speak only as of the date of this press release. We assume no obligation to provide any revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Albemarle Corporation and Subsidiaries
Consolidated Statements of Income
(In Thousands Except Per Share Amounts) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Net sales	$905,093	$642,418	$2,720,982	$1,846,982
Cost of goods sold(a)(b)	592,883	436,972	1,849,740	1,238,574
Gross profit	312,210	205,446	871,242	608,408
Selling, general and administrative expenses(a)	137,615	66,012	421,092	211,127
Research and development expenses	25,295	22,407	77,123	66,916
Restructuring and other, net(b)	(6,804)	293	(6,804)	20,625
Acquisition and integration related costs(b)	42,798	10,261	126,487	15,104
Operating profit	113,306	106,473	253,344	294,636
Interest and financing expenses(b)	(32,058)	(8,749)	(100,986)	(26,255)
Other income (expenses), net(b)	466	(6,618)	50,964	(6,454)
Income from continuing operations before income taxes and equity in net income of unconsolidated investments	81,714	91,106	203,322	261,927
Income tax expense(b)	16,892	11,737	48,171	46,700
Income from continuing operations before equity in net income of unconsolidated investments	64,822	79,369	155,151	215,227
Equity in net income of unconsolidated investments (net of tax)(b)	6,050	8,650	22,236	28,200
Net income from continuing operations	70,872	88,019	177,387	243,427
Loss from discontinued operations (net of tax)(c)	—	(6,679)	—	(68,473)
Net income	70,872	81,340	177,387	174,954
Net income attributable to noncontrolling interests	(5,480)	(8,546)	(16,733)	(23,130)
Net income attributable to Albemarle Corporation	$65,392	$72,794	$160,654	$151,824
Basic earnings (loss) per share
Continuing operations	$0.58	$1.02	$1.45	$2.79
Discontinued operations	—	(0.09)	—	(0.87)
	$0.58	$0.93	$1.45	$1.92
Diluted earnings (loss) per share
Continuing operations	$0.58	$1.01	$1.44	$2.78
Discontinued operations	—	(0.08)	—	(0.87)
	$0.58	$0.93	$1.44	$1.91
Weighted-average common shares outstanding – basic	112,202	78,244	110,840	78,880
Weighted-average common shares outstanding – diluted	112,544	78,659	111,205	79,287

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In Thousands) (Unaudited)

	September 30,	December 31,
	2015	2014
ASSETS
Cash and cash equivalents	$234,490	$2,489,768
Other current assets	1,486,425	859,082
Total current assets	1,720,915	3,348,850
Property, plant and equipment	4,096,921	2,620,670
Less accumulated depreciation and amortization	1,496,069	1,388,802
Net property, plant and equipment	2,600,852	1,231,868
Other assets and intangibles	5,353,297	642,385
Total assets	$9,675,064	$5,223,103
LIABILITIES AND EQUITY
Current portion of long-term debt	$284,368	$711,096
Other current liabilities	1,038,180	428,790
Total current liabilities	1,322,548	1,139,886
Long-term debt	3,558,964	2,223,035
Other noncurrent liabilities	757,194	314,663
Deferred income taxes	761,844	56,884
Albemarle Corporation shareholders’ equity	3,144,489	1,359,465
Noncontrolling interests	130,025	129,170
Total liabilities and equity	$9,675,064	$5,223,103

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries
Selected Consolidated Cash Flow Data
(In Thousands) (Unaudited)

	Nine Months Ended
	September 30,
	2015	2014
Cash and cash equivalents at beginning of year	$2,489,768	$477,239
Cash and cash equivalents at end of period	$234,490	$653,120
Sources of cash and cash equivalents:
Net income	$177,387	$174,954
Cash proceeds from divestitures, net	6,133	104,718
Proceeds from borrowings of long-term debt	1,000,000	—
Dividends received from unconsolidated investments and nonmarketable securities	57,149	37,854
Return of capital from unconsolidated investment	98,000	—
Decrease in restricted cash	57,550	—
Working capital changes	14,823	89,020
Uses of cash and cash equivalents:
Capital expenditures	(164,568)	(76,682)
Acquisition of Rockwood, net of cash acquired	(2,051,645)	—
Other acquisitions, net of cash acquired	(48,845)	—
Repurchases of common stock	—	(150,000)
Repayments of long-term debt	(1,332,293)	(3,023)
Repayments of other borrowings, net	(16,854)	(23,554)
Pension and postretirement contributions	(16,673)	(10,718)
Dividends paid to shareholders	(86,770)	(62,827)
Dividends paid to noncontrolling interests	(23,195)	(7,612)
Non-cash and other items:
Depreciation and amortization	200,372	78,344
(Gain) loss associated with restructuring and other	(6,804)	6,333
Loss on disposal of businesses	—	85,515
Pension and postretirement (benefit) expense	(232)	21,946
Deferred income taxes	(53,593)	(24,412)
Equity in net income of unconsolidated investments (net of tax)	(22,236)	(28,200)

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries
Consolidated Summary of Segment Results
(In Thousands) (Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	Actual	Actual	Pro forma	Actual	Actual	Pro forma
	2015	2014	2014	2015	2014	2014
Net sales:
Performance Chemicals	$399,536	$299,947	$417,112	$1,224,864	$856,221	$1,205,930
Refining Solutions	185,102	218,950	218,950	528,841	618,635	618,635
Chemetall Surface Treatment	211,877	—	208,765	617,163	—	624,877
All Other	102,224	123,521	151,077	337,997	372,126	461,465
Corporate	6,354	—	2,814	12,117	—	9,175
Total net sales	$905,093	$642,418	$998,718	$2,720,982	$1,846,982	$2,920,082

Adjusted EBITDA:
Performance Chemicals	$136,209	$82,329	$128,231	$415,419	$232,668	$362,870
Refining Solutions	54,517	61,674	61,674	144,910	189,259	189,259
Chemetall Surface Treatment	53,898	—	51,454	148,344	—	146,970
All Other	6,262	20,971	27,421	29,540	63,482	83,659
Corporate(a)	(15,890)	(20,370)	(32,577)	(7,508)	(60,087)	(99,853)
Total adjusted EBITDA	$234,996	$144,604	$236,203	$730,705	$425,322	$682,905

Performance Chemicals - details by product category:

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	Actual	Actual	Pro forma	Actual	Actual	Pro forma
	2015	2014	2014	2015	2014	2014
Net sales:
Bromine	$190,716	$222,189	$222,189	$604,267	$620,586	$620,586
Lithium	128,404	—	117,165	369,811	—	349,709
PCS	80,416	77,758	77,758	250,786	235,635	235,635
Total Performance Chemicals	$399,536	$299,947	$417,112	$1,224,864	$856,221	$1,205,930

Adjusted EBITDA:
Bromine	$58,801	$62,266	$62,266	$180,431	$171,513	$171,513
Lithium	52,110	—	45,902	156,333	—	130,202
PCS	25,298	20,063	20,063	78,655	61,155	61,155
Total Performance Chemicals	$136,209	$82,329	$128,231	$415,419	$232,668	$362,870

See accompanying notes to the condensed consolidated financial information and non-GAAP reconciliations below.

Notes to the Condensed Consolidated Financial Information

(a)
Non-operating pension and OPEB items, consisting of mark-to-market (“MTM”) actuarial gains/losses, settlements/curtailments, interest cost and expected return on assets, are not allocated to our reportable segments and are included in the Corporate category. Although non-operating pension and OPEB items are included in Cost of goods sold and Selling, general and administrative expenses in accordance with GAAP, we believe that these components of pension cost are mainly driven by market performance, and we manage these separately from the operational performance of our businesses. Non-operating pension and OPEB items included in Cost of goods sold and Selling, general and administrative expenses were as follows (in millions):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Cost of goods sold:
MTM actuarial loss (gain)	$—	$2.8	$(0.1)	$5.7
Interest cost and expected return on assets, net	(0.4)	(0.5)	(1.1)	(1.5)
Total	$(0.4)	$2.3	$(1.2)	$4.2

Selling, general and administrative expenses:
MTM actuarial loss	$—	$—	$—	$12.5
Settlements/curtailments	—	—	(2.6)	—
Interest cost and expected return on assets, net	(0.7)	(0.9)	(2.1)	(2.6)
Total	$(0.7)	$(0.9)	$(4.7)	$9.9

Settlements/curtailments for the nine months ended September 30, 2015 resulted from the termination of a domestic OPEB plan during the first quarter of 2015. The three and nine-month periods ended September 30, 2014 include a MTM actuarial loss of $2.8 million which resulted from the remeasurement of the assets and obligations of one of our U.S. defined benefit plans in connection with the September 1, 2014 sale of our antioxidant, ibuprofen and propofol businesses and assets to SI Group, Inc. The nine-month period ended September 30, 2014 also includes a MTM actuarial loss of $15.4 million which resulted from the remeasurement of the assets and obligations of one of our U.S. defined benefit pension plans and our supplemental executive retirement plan during the first quarter of 2014 in connection with a workforce reduction plan initiated in the fourth quarter of 2013.

(b)
In addition to the non-operating pension and OPEB items disclosed above, we have identified certain other items and excluded them from our adjusted earnings calculation for the periods presented. A listing of these items, as well as a detailed description of each follows below (per diluted share):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Utilization of inventory markup(1)	$0.12	$—	$0.70	$—
Restructuring and other, net(2)	(0.04)	—	(0.04)	0.17
Acquisition and integration related costs(3)	0.24	0.09	0.77	0.12
Interest and financing expenses related to Rockwood acquisition(4)	—	—	0.01	—
Financing fees related to Rockwood acquisition(5)	—	0.06	0.03	0.06
Discrete tax items(6)	—	(0.03)	0.02	(0.03)
Total special items	$0.32	$0.12	$1.49	$0.32

(1)
In connection with the acquisition of Rockwood, the Company valued Rockwood’s existing inventory at fair value as of the acquisition date, which resulted in a markup of the underlying net book value of the inventory. The inventory markup is being expensed over the estimated remaining selling period. For the three months ended September 30, 2015, $7.7 million ($4.5 million after income taxes, or $0.04 per share)

was included in Cost of goods sold, and Equity in net income of unconsolidated investments was reduced by $9.1 million ($0.08 per share), related to the utilization of the inventory markup. For the nine months ended September 30, 2015, $75.4 million ($51.7 million after income taxes, or $0.46 per share) was included in Cost of goods sold, and Equity in net income of unconsolidated investments was reduced by $26.9 million ($0.24 per share), related to the utilization of the inventory markup.

(2)	Restructuring and other, net, consisted of the following:

Three and nine months ended September 30, 2015 -

•
A gain of $6.8 million ($4.7 million after income taxes, or $0.04 per share) recognized upon the sale of land in Avonmouth, UK, which was utilized by the phosphorus flame retardants business we exited in 2012.

Three months ended September 30, 2014 -

•	Other charges of $0.3 million ($0.2 million after income taxes).

Nine months ended September 30, 2014 -

•	Net charges amounting to $17.0 million ($11.1 million after income taxes, or $0.14 per share) in connection with a reduction of aluminum alkyls high cost supply capacity.

•	A write-off of $3.3 million ($2.1 million after income taxes, or $0.03 per share) for certain multi-product facility project costs that we do not expect to recover in future periods.

•	Other charges of $0.3 million ($0.2 million after income taxes).

(3)	Acquisition and integration related costs consisted of the following:

Three months ended September 30, 2015 -

•
$41.8 million directly related to the acquisition of Rockwood and $1.0 million in connection with other significant projects. After income taxes, these charges totaled $27.4 million, or $0.24 per share.

Three months ended September 30, 2014 -

•	$9.3 million directly related to the acquisition of Rockwood and $1.0 million in connection with other significant projects. After income taxes, these charges totaled $6.5 million, or $0.09 per share.

Nine months ended September 30, 2015 -

•
$120.5 million directly related to the acquisition of Rockwood and $6.0 million in connection with other significant projects. After income taxes, these charges totaled $86.1 million, or $0.77 per share.

Nine months ended September 30, 2014 -

•	$9.3 million directly related to the acquisition of Rockwood and $5.8 million in connection with other significant projects. After income taxes, these charges totaled $9.6 million, or $0.12 per share.

(4)
Included in Interest and financing expenses for the nine months ended September 30, 2015 is $1.6 million ($1.1 million after income taxes, or $0.01 per share) of interest and financing expenses associated with senior notes we issued in the fourth quarter 2014 in connection with the acquisition of Rockwood, which did not close until January 12, 2015.

(5)
Included in Other income (expenses), net, for the nine months ended September 30, 2015 is $4.4 million ($3.2 million after income taxes, or $0.03 per share) for amortization of bridge facility fees and other financing fees related to the acquisition of Rockwood. Included in Other income (expenses), net, for the three and nine months ended September 30, 2014 is $7.0 million ($4.5 million after income taxes, or $0.06 per share) for amortization of bridge facility fees and other financing fees related to the acquisition of Rockwood.

(6)
Included in Income tax expense for the nine months ended September 30, 2015 is an expense of $2.0 million, or $0.02 per share, related mainly to prior year uncertain tax position adjustments associated with lapses in statutes of limitations and items associated with U.S. provision to return adjustments. Included in Income tax expense for the three and nine months ended September 30, 2014 were discrete net tax benefit items of $2.1 million, or $0.03 per share, related principally to the expiration of the U.S. federal statute of limitations.

(c)
On September 1, 2014, the Company closed the sale of its antioxidant, ibuprofen and propofol businesses and assets to SI Group, Inc. and received net proceeds of $104.7 million and a post-closing working capital settlement of $7.6 million which was received in the first quarter of 2015. Financial results of the disposed group have been presented as discontinued operations in the consolidated statements of income for the 2014 periods. Included in Loss from discontinued operations are pre-tax charges of $4.8 million ($3.6 million after income taxes, or $0.05 per share) recorded in the third quarter of 2014 and $85.5 million ($64.6 million after income taxes, or $0.82 per share) recorded in the nine months ended September 30, 2014 related to the loss on the sale of the disposed group, representing the difference between the carrying value of the related assets and their fair value as determined by the sales price less estimated costs to sell. The loss is primarily attributable to the write-off of goodwill, intangibles and long-lived assets, net of cumulative foreign currency translation gains of $17.8 million.

(d)	Totals may not add due to rounding.

Additional Information

It should be noted that adjusted net income attributable to Albemarle Corporation (“adjusted earnings”), adjusted diluted earnings per share, adjusted effective income tax rates, EBITDA, adjusted EBITDA, EBITDA margin and adjusted EBITDA margin are financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States, or GAAP. These non-GAAP measures should not be considered as alternatives to net income attributable to Albemarle Corporation (“earnings”). These measures are presented here to provide additional useful measurements to review our operations, provide transparency to investors and enable period-to-period comparability of financial performance.

A description of other non-GAAP financial measures that we use to evaluate our operations and financial performance, and reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, can be found in the Investors section of our website at www.albemarle.com, under “Non-GAAP Reconciliations” under “Financials.” Also, see below for supplemental reconciliations of the non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP.

ALBEMARLE CORPORATION AND SUBSIDIARIES
Non-GAAP Reconciliations
(In Thousands)
(Unaudited)
See below for a reconciliation of adjusted net income attributable to Albemarle Corporation (“adjusted earnings”), EBITDA and adjusted EBITDA, the non-GAAP financial measures, to Net income attributable to Albemarle Corporation (“earnings”), the most directly comparable financial measure calculated and reported in accordance with GAAP. Adjusted earnings is defined as earnings before discontinued operations and the special and non-operating pension and OPEB items as listed below. EBITDA is defined as earnings before interest and financing expenses, income taxes, and depreciation and amortization. Adjusted EBITDA is defined as EBITDA before discontinued operations and the special and non-operating pension and OPEB items as listed below.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Net income attributable to Albemarle Corporation	$65,392	$72,794	$160,654	$151,824
Add back:
Non-operating pension and OPEB items (net of tax)	(524)	927	(3,613)	9,016
Special items (net of tax)	36,064	9,066	166,187	25,401
Loss from discontinued operations (net of tax)	—	6,679	—	68,473
Adjusted net income attributable to Albemarle Corporation	$100,932	$89,466	$323,228	$254,714

Net income attributable to Albemarle Corporation	$65,392	$72,794	$160,654	$151,824
Add back:
Interest and financing expenses	32,058	8,749	100,986	26,255
Income tax expense (from continuing and discontinued operations)	16,892	10,664	48,171	24,734
Depreciation and amortization	68,903	25,630	200,372	78,344
EBITDA	183,245	117,837	510,183	281,157
Non-operating pension and OPEB items	(1,077)	1,440	(5,900)	14,141
Special items (excluding special items associated with interest expense)	52,828	17,575	226,422	42,750
Loss from discontinued operations	—	7,752	—	90,439
Less depreciation and amortization from discontinued operations	—	—	—	(3,165)
Adjusted EBITDA	$234,996	$144,604	$730,705	$425,322

Net sales	$905,093	$642,418	$2,720,982	$1,846,982
EBITDA margin	20.2%	18.3%	18.7%	15.2%
Adjusted EBITDA margin	26.0%	22.5%	26.9%	23.0%

See below for a reconciliation of adjusted EBITDA on a segment basis, the non-GAAP financial measure, to Net income (loss) attributable to Albemarle Corporation, the most directly comparable financial measure calculated and reporting in accordance with GAAP.

	Performance Chemicals	Refining Solutions	Chemetall Surface Treatment	Reportable Segments Total	All Other	Corporate	Consolidated Total
Three months ended September 30, 2015 (Actual):
Net income (loss) attributable to Albemarle Corporation	$87,893	$45,713	$33,638	$167,244	$617	$(102,469)	$65,392
Depreciation and amortization	31,482	8,804	20,260	60,546	5,645	2,712	68,903
Special items	16,834	—	—	16,834	—	35,994	52,828
Interest and financing expenses	—	—	—	—	—	32,058	32,058
Income tax expense	—	—	—	—	—	16,892	16,892
Non-operating pension and OPEB items	—	—	—	—	—	(1,077)	(1,077)
Adjusted EBITDA	$136,209	$54,517	$53,898	$244,624	$6,262	$(15,890)	$234,996

Three months ended September 30, 2014 (Actual):
Net income (loss) attributable to Albemarle Corporation	$69,736	$52,851	$—	$122,587	$17,479	$(67,272)	$72,794
Depreciation and amortization	12,593	8,823	—	21,416	3,492	722	25,630
Special items	—	—	—	—	—	17,575	17,575
Interest and financing expenses	—	—	—	—	—	8,749	8,749
Income tax expense	—	—	—	—	—	11,737	11,737
Loss from discontinued operations (net of tax)	—	—	—	—	—	6,679	6,679
Non-operating pension and OPEB items	—	—	—	—	—	1,440	1,440
Adjusted EBITDA	$82,329	$61,674	$—	$144,003	$20,971	$(20,370)	$144,604

Three months ended September 30, 2014 (Pro forma):
Net income (loss) attributable to Albemarle Corporation	$104,553	$52,851	$43,557	$200,961	$23,107	$(65,466)	$158,602
Depreciation and amortization	23,678	8,823	7,897	40,398	4,314	5,579	50,291
Special items	—	—	—	—	—	(22,750)	(22,750)
Interest and financing expenses	—	—	—	—	—	22,249	22,249
Income tax expense	—	—	—	—	—	51,137	51,137
Loss from discontinued operations (net of tax)	—	—	—	—	—	(24,821)	(24,821)
Non-operating pension and OPEB items	—	—	—	—	—	1,495	1,495
Adjusted EBITDA	$128,231	$61,674	$51,454	$241,359	$27,421	$(32,577)	$236,203

	Performance Chemicals	Refining Solutions	Chemetall Surface Treatment	Reportable Segments Total	All Other	Corporate	Consolidated Total
Nine months ended September 30, 2015 (Actual):
Net income (loss) attributable to Albemarle Corporation	$242,572	$119,513	$70,747	$432,832	$9,644	$(281,822)	$160,654
Depreciation and amortization	93,608	25,397	57,567	176,572	16,867	6,933	200,372
Special items (excluding special items associated with interest expense)	79,239	—	20,030	99,269	3,029	124,124	226,422
Interest and financing expenses	—	—	—	—	—	100,986	100,986
Income tax expense	—	—	—	—	—	48,171	48,171
Non-operating pension and OPEB items	—	—	—	—	—	(5,900)	(5,900)
Adjusted EBITDA	$415,419	$144,910	$148,344	$708,673	$29,540	$(7,508)	$730,705

Nine months ended September 30, 2014 (Actual):
Net income (loss) attributable to Albemarle Corporation	$194,926	$163,908	$—	$358,834	$53,203	$(260,213)	$151,824
Depreciation and amortization	37,742	25,351	—	63,093	10,279	1,807	75,179
Special items	—	—	—	—	—	42,750	42,750
Interest and financing expenses	—	—	—	—	—	26,255	26,255
Income tax expense	—	—	—	—	—	46,700	46,700
Loss from discontinued operations (net of tax)	—	—	—	—	—	68,473	68,473
Non-operating pension and OPEB items	—	—	—	—	—	14,141	14,141
Adjusted EBITDA	$232,668	$189,259	$—	$421,927	$63,482	$(60,087)	$425,322

Nine months ended September 30, 2014 (Pro forma):
Net income (loss) attributable to Albemarle Corporation	$290,460	$163,908	$123,474	$577,842	$70,664	$(384,983)	$263,523
Depreciation and amortization	72,410	25,351	23,496	121,257	12,995	16,647	150,899
Special items	—	—	—	—	—	8,627	8,627
Interest and financing expenses	—	—	—	—	—	67,555	67,555
Income tax expense	—	—	—	—	—	111,200	111,200
Loss from discontinued operations (net of tax)	—	—	—	—	—	66,873	66,873
Non-operating pension and OPEB items	—	—	—	—	—	14,228	14,228
Adjusted EBITDA	$362,870	$189,259	$146,970	$699,099	$83,659	$(99,853)	$682,905

	Bromine	Lithium	PCS	Total Performance Chemicals
Three months ended September 30, 2015 (Actual):
Net income attributable to Albemarle Corporation	$49,395	$16,507	$21,991	$87,893
Depreciation and amortization	9,406	18,769	3,307	31,482
Special items	—	16,834	—	16,834
Adjusted EBITDA	$58,801	$52,110	$25,298	$136,209

Three months ended September 30, 2014 (Actual):
Net income attributable to Albemarle Corporation	$53,044	$—	$16,692	$69,736
Depreciation and amortization	9,222	—	3,371	12,593
Adjusted EBITDA	$62,266	$—	$20,063	$82,329

Three months ended September 30, 2014 (Pro Forma):
Net income attributable to Albemarle Corporation	$53,044	$34,817	$16,692	$104,553
Depreciation and amortization	9,222	11,085	3,371	23,678
Adjusted EBITDA	$62,266	$45,902	$20,063	$128,231

Nine months ended September 30, 2015 (Actual):
Net income attributable to Albemarle Corporation	$154,353	$20,222	$67,997	$242,572
Depreciation and amortization	26,078	56,872	10,658	93,608
Special items	—	79,239	—	79,239
Adjusted EBITDA	$180,431	$156,333	$78,655	$415,419

Nine months ended September 30, 2014 (Actual):
Net income attributable to Albemarle Corporation	$144,701	$—	$50,225	$194,926
Depreciation and amortization	26,812	—	10,930	37,742
Adjusted EBITDA	$171,513	$—	$61,155	$232,668

Nine months ended September 30, 2014 (Pro Forma):
Net income attributable to Albemarle Corporation	$144,701	$95,534	$50,225	$290,460
Depreciation and amortization	26,812	34,668	10,930	72,410
Adjusted EBITDA	$171,513	$130,202	$61,155	$362,870